EXHIBIT 99.1

APTIMUS ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

SAN FRANCISCO, MAY 10, 2007 -- Aptimus, Inc. (NASDAQ: APTM) today reported its first quarter 2007 results, including:

•	Q1 2007 Revenues of $3.6 million
•	Q1 2007 GAAP loss of $1.4 million including $221,000 of share based compensation.

Aptimus, Inc., the Point-of-ActionTM online advertising network, today reported first quarter 2007 revenues of $3.6 million, a 22% increase over Q1 2006. These revenues slightly exceeded the company’s March 2007 projection. Net loss for the quarter was $1.4 million, or $0.22 per share.

The loss during the quarter includes $221,000 of non-cash expense related to share based compensation. Without that expense, the net loss would have been $1.2 million, or $0.19 per share. A reconciliation of this supplemental information is reflected below. The reported profit and loss per share amounts are determined without consideration of income tax expense as the tax benefit of the company’s net operating loss carry-forward has been fully reserved.

Cost of revenue, or the fees earned by the company’s network publishers, for the quarter were $2.0 million, or 56% of revenues, compared to $1.4 million, or 46% of revenues for the first quarter of 2006. This quarter’s cost of revenues includes the impact of High Voltage Interactive publisher fees, which have historically been higher than Aptimus’. As of March 31, 2007, Aptimus had $3.9 million in cash and cash equivalents.

As expected, the first quarter was impacted by seasonal impression volume decreases with key publishers as compared to Q4. Volume trends have improved so far in Q2 with the addition of new placements in March and new publishers and placements this quarter. In addition, the company’s High Voltage Interactive education business stabilized during the first quarter and returned to growth during the second quarter.

The sequential reduction in first quarter loss was due to an improvement in the percentage of revenues paid to network publishers and to cost reduction initiatives applied to the High Voltage business unit. Going forward, the Company expects the percentage of revenues to publishers to continue in the 55% to 57% range.

“We continue to focus on building publisher relationships with the leading brands and most popular web sites, and on establishing direct advertiser relationships with leading brand marketers,” said Rob Wrubel, president and CEO of Aptimus. “With all of the industry excitement around Ad networks, Aptimus continues to offer a completely unique approach, which is complementary to search and traditional banner media for publishers and advertisers alike,” concluded Wrubel.

Below is an update on the company’s objectives for 2007:

Expand network among top 100 publishers – The company’s relationship with AOL continues to grow, with the introduction of new placements in late March, including Netscape and Userplane, and with more placements going live in the second quarter. The company also successfully completed an expanded test during the first quarter with Yahoo!, its second top 5 publisher, and negotiations for a rollout are underway. Aptimus’ pipeline of large publishers is robust, and initial tests are underway with several more of the top 50 web publishers.

Direct advertiser sales growth – The company continues to make solid progress in direct advertiser sales. Some of the company’s recent client wins include Vongo, Research In Motion

(Blackberry), Unicef, Premiere Magazine, and the company’s direct relationships with leading advertisers, including Dell, University of Phoenix, and CEC Education, have continued to grow.

Expanding placement formats and ad products for advertisers – The Company’s new ad formats have been positively received by publishers and advertisers alike. These new ad widgets combine the key elements of a complete web site within an Aptimus ad unit, enabling consumers to interact with an advertiser and complete a lead request without even leaving the publisher site they are on. The company introduced these new formats and new standard ad sizes at Ad Tech San Francisco in April to much enthusiasm. For examples of these industry leading new capabilities, visit www.aptimus.com.

The Company was recently notified of its failure to meet the minimum shareholder’s equity requirement for listing on the NASDAQ Global Market. The Company has decided to apply for listing on the NASDAQ Capital Market given that the company feels that its investors are comfortable with the Capital Market and given that the increased cost of staying on the Global Market is not currently justified by any incremental benefits. The company currently meets all of the continued listing requirements for the Capital Market.

In past quarters, the company has broken out Aptimus network impressions between “core” impressions and “other” impressions. With recent improvements in placement functionality and versatility, the distinction between impression types has substantially reduced to the point of immateriality. Thus, moving forward, the company will report on combined Aptimus and High Voltage Network total impressions and combined average revenues per thousand impressions (RPM).

Key financial metrics during the quarter were as follows:

	Three Months Ended
	3/31/07	12/31/2006	3/31/06

Total Revenues	$3,601,000	$4,445,000	$2,959,000
Education Revenue	$1,415,000	$1,895,000	$815,000

Combined placement average RPM	$44.28	$53.53	$59.05
Combined placement page impressions	80,793,000	83,050,000	49,919,000

% of revenue from the education vertical	39.3%	42.6%	28.0%

Business Outlook

Based on improving trends, Aptimus expects Q2 revenues to grow materially over Q2 2006 and Q1 2007. The Company expects growth in its network as a whole, and in its education business. Following Q2, Aptimus expects growth to continue each quarter through 2007.

Conference Call

Rob Wrubel will host a conference call today to review the company’s first quarter 2007 results beginning at 5:00 p.m. Eastern Time. The conference call in number is 866-463-5401 and the participant code is 960665#. In addition, a web cast will be available live on the Internet by registering at http://www.visualwebcaster.com/event.asp?id=38447 and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until May 31, 2007.

About Aptimus, Inc.

Aptimus is the Point-of-ActionTM online advertising network that reaches engaged users by placing offers in the transactional areas of Web sites they trust. Supported by category-leading Web sites, the network consists of ten targeted channels that reach over 25 million highly valuable consumers each month. The company’s proprietary optimization technology presents advertisers’ offers on the Web sites where they reach the right consumers, automatically targeting based on prior consumer response in each location and each individual consumer’s demographics. Aptimus’ current advertisers include many of the top 500 marketers such as Nokia, Dell, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ GM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

Non-GAAP Financial Measures

This press release makes reference to non-GAAP operating expenses and earnings, which exclude stock-based compensation expenses required under GAAP. The company uses these non-GAAP measures internally to assess its performance. The company believes these non-GAAP measures provide a meaningful perspective on its operations, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP financial measures is included in the company’s quarterly earnings releases and is also available in the investor relations section of the company’s website.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the nature, amount and likelihood of the company’s future revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to achieve and maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the ability of the company to successfully integrate the products, services, business and personnel of High Voltage Interactive, Inc., the ability of the company to maintain its relationship with AOL, the success of the company’s relationship with AOL in general, the continued success of the company’s test placements with other top publishers, the ability of the company to convert and/or expand such test placements to long term agreements, the ability and/or likelihood of the company achieving market leadership, the market acceptance of the company’s products and services, the success of the company’s future strategic initiatives, the ability of the company to hire and retain qualified personnel, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated April 2, 2007, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Budd Zuckerman

Genesis Select

bzuckerman@genesisselect.com

303-415-0200

APTIMUS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2007	December 31, 2006

ASSETS
Cash and cash equivalents	$3,929	$3,757
Accounts receivable, net	3,123	3,953
Prepaid expenses and other assets	206	759

Total current assets	7,258	8,469
Fixed assets, net	809	901
Intangible assets, net	1,964	2,026
Goodwill	3,163	3,163
Deposits	158	161

Total Assets	$13,352	$14,720

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$1,987	$1,869
Accrued and other liabilities	1,050	1,344
Current portion of notes payable	1,888	1,888

Total current liabilities	4,925	5,101

Shareholders' equity
Common stock	69,399	69,369
Additional paid-in capital	3,858	3,637
Accumulated deficit	(64,830)	(63,387)

Total shareholders' equity	8,427	9,619

Total liabilities and shareholders' equity	$13,352	$14,720

APTIMUS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,

	2007	2006

Net revenues	$3,602	$2,959
Operating expenses
Cost of revenues	2,028	1,363
Sales and marketing	1,707	1,311
Connectivity and network costs	250	210
Research and development	261	190
General and administrative	624	630
Depreciation and amortization	172	99
Other operating expenses	—	1

Total operating expenses	5,042	3,804

Operating income(loss)	(1,440)	(845)
Interest income	41	105
Interest expense	(44)	—

Income (loss) before income taxes	(1,443)	(740)
Income taxes	—	—

Net income (loss)	$(1,443)	$(740)

Basic net income (loss) per share	$(0.22)	$(0.11)

Weighted average shares used in computing basic net income (loss) per share	6,578	6,530

Diluted net income (loss) per share	$(0.22)	$(0.11)

Weighted average shares used in computing diluted net income (loss) per share	6,578	6,530

Supplemental information:
Net income / (loss)	$(1,443)	$(740)
Add back non-cash stock-based compensation:
Sales and marketing	165	212
Connectivity and network costs	7	6
Research and development	23	10
General and administrative	26	7

Total equity-based compensation	221	235

Supplemental net income (loss) excluding non-cash stock-based compensation	$(1,222)	$(505)

Supplemental basic net income (loss) per share	$(0.19)	$(0.08)

Supplemental diluted net income (loss) per share	$(0.19)	$(0.08)